Exhibit 99.1

Soluna Holdings Announces Sale of its MTI Instruments Business

$10.75 Million Sale Price Allows for Further Acceleration of Cryptocurrency Mining Business

ALBANY, N.Y., April 11, 2022 -- Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. ("SCI"), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced the sale of its MTI Instruments subsidiary to Vitrek LLC, a strategic buyer in the test and measurement space.

Per the sale agreement, the Buyer is acquiring 100% of the common stock of MTI Instruments for $10.75 million. With the sale completed, Soluna Holdings expects that it will be solely focused on developing and monetizing green, zero-carbon computing and cryptocurrency mining facilities.  Additional information can be found in an 8k that was filed with the SEC: https://www.solunacomputing.com/investors/sec-filings/

Michael Toporek, CEO of Soluna Holdings stated, “MTI is a great business with a strong history and track record of success and is an ideal fit for Vitrek. We are pleased to announce this strategic transaction for our instruments business which now allows us to focus on being a pure play green computing, zero-carbon computing and cryptocurrency mining company. The added liquidity helps further accelerate our mining buildout and additional return on invested capital.”

Moshe Binyamin, President and CEO of MTI Instruments commented, “We are excited to join the Vitrek team and mark this next step in MTI’s history and evolution. Vitrek is a strong company with complementary products in large and growing markets, and MTI’s vision for accelerated growth and market focus match perfectly with their strategy. Our combined forces will allow us to further accelerate our collective growth objectives and product innovation initiatives. The MTI team has built top-tier technology and is equally enthusiastic about this next chapter before us.”

Vitrek LLC, founded in 1990, is a leading manufacturer of safety and electrical test equipment targeting range of industries including electronic, automotive manufacturers, R & D departments, medical equipment manufacturers, aerospace and military industries. Vitrek is known for offering the best equipment and top-notch support at competitive rates. Vitrek is an ISO 9000 accredited manufacturing facility with SMT lines and ISO 17025 accredited calibration laboratory and is also an ISO 17025 accredited calibration laboratory. Vitrek operates from locations in Poway, CA, Lockport, IL & Lachine, Quebec

As part Vitrek’s on-going strategy and vision to be the world leader in the test and measurement instrumentation space, Vitrek’s management evaluated MTI Instruments product line as well its target markets, vision and mission and found many synergies. By joining Vitrek, the MTI team will be working to accelerate the growth of Vitrek along with the growth of MTI Instrument’s product footprint well beyond what MTI Instruments would have been able to do on their own. By being part of a larger organization, MTI’s innovation and growth will be accelerated and by having access to Vitrek’s support resources will translate into even better service for MTI customers.

With Vitrek and MTI sharing a number of industries and customers, Vitrek customers will now have access to additional world leading products from a single vendor they know and trust. Vitrek is known for its high-quality service and reliability, and the same service and ease of doing business will be extended to the MTI Product line. By combining Vitrek and MTI capabilities, the organization will now be able to bring even more innovative products to market faster than before.

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna’s MTI Instruments division manufactures precision tools and testing equipment for electronics, aviation, automotive, power and other industries. Both Soluna and MTI Instruments use technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com